Exhibit 10.1
OFFICE LEASE
FOR
ATRIA CORPORATE CENTER
This Lease is dated as of April 2, 2009, by and between TALCOTT III ATRIA, LLC, a Delaware limited liability company, having an office at Hartford, Connecticut (Landlord), and ev3, INC., a Delaware corporation, having an office at Plymouth, Minnesota (Tenant).
I. DEMISE OF PREMISES
Landlord hereby leases to Tenant and Tenant leases from Landlord the Premises located in the Building, together with the nonexclusive right to use, in common with Landlord and others, the following portions of the Building and Land: the entrance foyer and lobby; the corridors and lavatories on the floor on which the Premises are situated; the stairways, elevators, shipping and receiving areas; and exterior sidewalks and driveways.
II. SUMMARY OF TERMS
As used in this Lease, the following terms shall have the following meanings:
A.	Premises: 1. That part of the Building outlined on the attached Plan Showing the Premises, called Suite W500 (deemed to contain approximately 74,788 rentable square feet), on the 5th floor of the Building, including all tenant improvements made by Landlord pursuant to the attached Work Letter.

2. Landlord shall, at its cost (and not subject to the Allowance, as defined in the Work Letter), upgrade the existing ceiling to “building standard”, including a 2’ x 2’ grid system and new building standard ceiling tile throughout the Premises. The existing deep cell parabolic lighting in the Premises shall be retained “as is, where is”, but such lighting will be fully equipped by Landlord with working bulbs at the Commencement Date.

3. (a) Subject to existing rights under leases of space in the Building as of the date hereof (as described at the end of this Section), and subject to renewals of leases or extensions of terms of leases of then existing tenants of the Additional Office Space (as hereinafter defined) which have been or may be granted in Landlord’s sole discretion, at the date of any notice required in this Section, if this Lease shall be in full force and effect and Tenant named herein shall occupy at least 75 percent of the Premises and no monetary default of which Tenant has been given notice or event of default for a non-monetary default under this Lease exists, Landlord shall, at such time as Landlord first submits a lease proposal (Proposal) to a specific bona fide prospective tenant for space in the Building which includes any portion (or all) of the office space on the 2nd, 3rd, or 4th floors of the Building, indicated as “Additional Office Space” on the attached Plan Showing the Premises (the space delineated in the Proposal is referred to as Offered Refusal Space), notify Tenant of the Proposal (Landlord’s Notice). Tenant may lease all of the Offered Refusal Space upon the terms contained in the Proposal by giving Landlord notice of exercise (Exercise Notice) within 10 days after receipt of Landlord’s Notice. Promptly after Tenant exercises this option (but in no event later than 30 days after Tenant’s receipt of the form of the proposed agreement), the parties shall enter into either a supplemental agreement to this Lease incorporating the Offered Refusal Space as part of the Premises or, at Landlord’s option, a separate lease agreement (which agreement shall be in substantially the same form as this Lease in all material respects, except as provided in the Proposal). If the tenant who is the subject of the Proposal is not represented by a broker or other agent, Tenant shall be responsible for any commission or fee due to any broker or other agent employed by Tenant. Anything in this Section to the contrary notwithstanding, this option shall terminate with regard to the Offered Refusal Space if Tenant fails to exercise the option or enter into a supplemental agreement or separate lease (as the case may be) in accordance with this Section, and upon such termination, Tenant shall have no further right to lease the Offered Refusal Space and Landlord may contract with any party with respect thereto without any further obligation to Tenant, provided that (1) if Landlord fails to enter into a lease with a tenant for the Offered Refusal Space within 6 months after Landlord’s Notice and Landlord subsequently seeks to lease the Offered Refusal Space to another prospective tenant, or (2) if the terms and conditions upon which Landlord proposes to lease the Offered Refusal Space to any prospective tenant are materially more favorable to such prospective tenant than those contained in Landlord’s Notice (which shall be deemed to include a difference of more than 5 percent of the total rental to be paid over the same term), then in any of such events, upon the expiration of the period set forth in subsection (1) or a material change of terms or conditions as set forth in subsection (2), this option shall again be applicable to the Offered Refusal Space. The existing rights to the Additional Office Space referred to above are as follows: regarding the 2nd floor, Messerli & Kramer is an existing tenant with a right of first refusal on the balance of the floor; regarding the 3rd floor, General Mills is an existing tenant with a right of first refusal on the balance of the floor, and Mosaic Company has a subordinate right of first refusal on the same balance; regarding the 4th floor, Mosaic Company is an existing tenant on the entire floor.

(b) Anything to the contrary in Section II.A.3.(a) notwithstanding, upon receipt of a Proposal, if the term for the Offered Refusal Space (Option Space Term) is expected to commence on a date during the first 14 months of the Term of this Lease, and if Tenant desires to exercise its option to lease the Offered Refusal Space, it may do so either on the terms contained in the Proposal or on the terms set forth in this Section II.A.3.(b) (the latter terms sometimes referred to as the “In Place Terms”), and shall make such election in the Exercise Notice. If Tenant fails to make an election in the Exercise Notice, then for purposes of Section II.A.3.(a), Tenant shall be deemed to have elected the terms contained in the Proposal. For purposes of this Section, if the In Place Terms are applicable, the Base Rent for the Offered Refusal Space shall be based on the then concurrent rates in effect for the Premises, Tenant’s Proportionate Share shall be increased based on the rentable square footage of the Offered Refusal Space, and the expiration date for the occupancy of the Offered Refusal Space shall be the same as the Termination Date for the Premises. Landlord shall provide Tenant an improvement allowance (Option Space Allowance) for improvements to be made to the Offered Refusal Space in an amount equal to the product of (1) $35.00 per rentable square foot of the Offered Refusal Space, multiplied by (2) a fraction, the numerator of which is the number of full calendar months remaining in the Term of the Lease (after the commencement date of the Offered Refusal Space) and the denominator of which is 80, and all tenant improvement work shall otherwise be completed in accordance with the provisions of the attached Work Letter or as otherwise agreed to by Landlord and Tenant.

4. For so long as Landlord makes certain space available to tenants of the Building for the storage of files and office supplies (Storage Space), Tenant may lease up to 1,900 square feet of the Storage Space not leased to others (the configuration shall be subject to Landlord’s approval, which shall not be unreasonably withheld) at Landlord’s then standard storage rate (Landlord’s current rate is $12.00 per square foot per annum, which shall not be increased for purposes of this Section prior to July 1, 2010). In all events, the rate will be paid on a gross basis, with no additional rent payable for expenses or taxes with respect to such space.
B.	Building: The building on the Land, having an address of 3033 Campus Drive, Plymouth, Minnesota 55441, as shown on the attached Land and Building Plan.

C.	Land: The real property shown on the Land and Building Plan.

D.	Intentionally omitted.

E.	Building Manager: Cushman & Wakefield of Minnesota, Inc., 3033 Campus Drive, Plymouth, Minnesota 55441, or such other person as Landlord may designate.

F.	Commencement Date: November 1, 2009 (whether or not the Premises are substantially completed by that date in accordance with the attached Work Letter). Notwithstanding the foregoing, if Landlord does obtain appropriate governmental approvals for occupancy of the Premises prior to November 1, 2009, and if Tenant (subject to Landlord’s prior consent, which may be withheld in Landlord’s sole discretion) occupies any portion of the Premises for the conduct of its business prior to November 1, 2009, the Commencement Date shall be the date Tenant takes such occupancy. Subject to the provisions of Paragraph 3 of the Work Letter, Tenant shall have no right of access to or occupancy of the Premises prior to November 1, 2009.
G.	Termination Date: 1. June 30, 2016, unless extended or sooner terminated as provided in this Lease.

2. At the date of any notice required in this Section, if this Lease shall be in full force and effect and if Tenant named herein shall occupy at least 50 percent of the Premises and no monetary default of which Tenant has been given notice or event of default for a non-monetary default under this Lease exists, Tenant may extend the Term for an additional term of 5 years. The Base Rent and all other fees and charges during the extended Term shall be at the market rate then being offered by Landlord to renewal tenants of like credit and for like space (including quality and square footage) and for such an extended term, including a tenant improvement allowance of $10.00 per rentable square foot of the Premises (Market Rate). If Tenant desires to exercise its option to extend the Term, it must give Landlord notice of exercise (Extension Notice) not earlier than the first day of the 18th calendar month and not later than the last day of the 13th calendar month prior to the Termination Date (Notice Window). Within 15 days after Landlord’s receipt of the Extension Notice, Landlord shall deliver to Tenant a notice setting forth the Market Rate for the extended Term (Market Rate Notice). Tenant shall approve or disapprove the Market Rate within 15 days after Tenant’s receipt of the Market Rate Notice (Approval Period). If Tenant approves the Market Rate within the

Approval Period (by notice to Landlord), then promptly after Tenant approves the Market Rate (but in no event later than 30 days after Tenant’s receipt of the form of the proposed agreement), the parties shall execute an agreement, in form reasonably satisfactory to both, modifying the Termination Date, the Base Rent, the Monthly Installments of Base Rent and all other relevant matters. Tenant’s occupancy during the extended Term shall be governed by the same provisions of this Lease, except as otherwise provided in this Section. If Tenant fails to deliver the Extension Notice during the Notice Window, fails to approve the Market Rate within the Approval Period (either by notice of disapproval or by failing to give any such notice), or fails to enter into an agreement in accordance with this Section (except as provided in Subsection (d) below), then this option shall be void and Tenant shall have no further option to extend the Term; provided, however, if Tenant disapproves the Market Rate, Tenant may avoid termination of this option by giving Landlord notice (Appraisal Notice) within the Approval Period that Tenant elects to determine the Market Rate by appraisal. The appraisal shall be made as follows:

(a) The Appraisal Notice must contain the name of the appraiser appointed by Tenant to determine the Market Rate. Within 15 days after Landlord’s receipt of the Appraisal Notice, Landlord shall give Tenant notice of the name of the appraiser appointed by Landlord to determine the Market Rate. The two appraisers so appointed shall promptly appoint a third appraiser; if they fail to appoint such third appraiser within 15 days after they receive notice of their joint appointment, then either Landlord or Tenant, upon notice to the other, may request the assignment of a third appraiser by the then President of the Minneapolis, Minnesota chapter of the Appraisal Institute. All appraisers shall hold the MAI designation of the Appraisal Institute, have at least 10 years experience, and be familiar with commercial office rentals in buildings comparable to the Building in the submarket portion of Minneapolis, Minnesota area presently referred to as the “I-394 Submarket”.

(b) The 3 appraisers shall jointly establish the Market Rate within 30 days after the appointment of the third appraiser and if they cannot agree, the average of the 2 closest estimates will be accepted by the parties as the Market Rate, unless the average of all 3 estimates equals one of the 3 estimates, in which case such average estimate shall be accepted by the parties as the Market Rate.

(c) Landlord and Tenant shall each pay the fees of the appraiser appointed by it and one-half of the fees of the third appraiser and the general expenses of the appraisal.

(d) After determination of the Market Rate (as approved by Tenant or by appraisal, as the case may be), the parties shall execute an agreement, in form reasonably satisfactory to both, modifying the Termination Date, the Base Rent, the Monthly Installments of Base Rent and all other relevant matters (if the Market Rate has been determined by appraisal, no delay in executing such an agreement shall result in voiding the extension of the Term in accordance with the appraisal). Tenant’s occupancy during the extended Term shall be governed by the same provisions of this Lease, except as otherwise provided in this Section.

3. If the Term has been extended in accordance with Section II.G.2, Tenant may extend the Term for an additional term of 5 years in accordance with the same procedures and subject to the same conditions as provided in Section II.G.2. Tenant shall have no further option to extend the Term.

4. At the date of the Short Term Extension Notice (as defined herein), if this Lease shall be in full force and effect and no monetary default of which Tenant has been given notice or event of default for a non-monetary default under this Lease exists, Tenant may extend the Term for an additional term of up to 3 months. The Monthly Installments of Base Rent and all other fees and charges during such extended Term shall be at the same rates in effect for the Premises for the month prior to the Termination Date. No allowance shall be provided to Tenant for improvements to the Premises. Tenant shall be responsible for any commission or fee due to any broker or other agent employed by Tenant. If Tenant desires to exercise this option to extend the Term, it must give Landlord notice of exercise (Short Term Extension Notice), designating the number of months it desires to extend the Term in accordance with this Section, not later than the last day of the 10th month prior to the Termination Date (Short Term Extension Notice Date). If Tenant delivers the Short Term Extension Notice by the Short Term Extension Notice Date, then promptly thereafter (but in no event later than 30 days after Tenant’s receipt of the form of the proposed agreement), the parties shall execute an agreement, in form reasonably satisfactory to both, modifying the Termination Date and all other relevant matters. Tenant’s occupancy during the extended Term shall be governed by the same provisions of this Lease, except as otherwise provided in this Section, and Tenant shall have no further option to extend the Term. If Tenant fails to deliver the Short Term Extension Notice by the Short Term Extension Notice Date or fails to enter into an agreement in accordance with this Section, then this option shall be void and Tenant shall have no further option to extend the Term, except as otherwise provided in this Section II.G.
H.	Intentionally omitted.

I.	Term: A period commencing on the Commencement Date and expiring at midnight on the Termination Date.
J.&K. Base Rent and Monthly Installments of Base Rent:

	Base Rent	Monthly Installments
Lease Period	Per Annum	of Base Rent
Commencement Date-2/28/10	$-0-	$-0-
3/1/10-6/30/10	1,121,820.00	93,485.00
7/1/10-6/30/11	1,147,995.84	95,666.32
7/1/11-6/30/12	1,174,171.56	97,847.63
7/1/12-6/30/13	1,200,347.40	100,028.95
7/1/13-6/30/14	1,226,523.24	102,210.27
7/1/14-6/30/15	1,252,698.96	104,391.58
7/1/15-6/30/16	1,286,353.56	107,196.13
Anything in this Lease to the contrary notwithstanding, Landlord also waives the additional rent pursuant to the attached “Expense Escalation—Expense Contribution” due and payable by Tenant from the Commencement Date through February 28, 2010.

L.	Tenant’s Proportionate Share: 21.33 percent (the Building is deemed to contain approximately 350,631 rentable square feet).

M.	Intentionally omitted.

N.	Intentionally omitted.

O.	Security Deposit: $-0-.

P.	Landlord’s Mailing Address:

One Financial Plaza, Hartford, Connecticut 06103.

Q.	Tenant’s Mailing Address:

Prior to Commencement Date: 9600 54th Ave. North, Plymouth, Minnesota 55442, Attention: General Counsel.

As of Commencement Date: 9600 54th Ave. North, Plymouth, Minnesota 55442, Attention: General Counsel, with a copy to the Premises.

R.	Normal Business Hours: The hours from 7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday, except recognized holidays.

S.	State: The State of Minnesota.

T.	Parking Spaces: Tenant shall be entitled to the nonexclusive use in common with Landlord and others of Tenant’s Proportionate Share of the parking spaces in the surface lot and non-climate controlled parking facility which is shown on the Land and Building Plan (Unreserved Spaces). Tenant shall also be entitled to use of 15 spaces in the climate controlled executive parking facility which is shown on the Land and Building Plan (Reserved Spaces; the Unreserved Spaces and the Reserved Spaces are together referred to as the Parking Spaces). Tenant’s Reserved Spaces shall be clearly marked for reserved use, but Landlord shall have no responsibility for policing their use by others.

U.	Parking Fee: Initially $-0- (plus tax) per Unreserved Space per month and $125.00 (plus tax) per Reserved Space per month. Anything to the contrary in Section 28(b) of the attached General Terms, Covenants and Conditions notwithstanding, during the initial Term the Parking Fee shall not be changed except for such amounts as may be charged by a governmental authority as provided in Section 28(b).

V.	Broker: Cushman & Wakefield of Minnesota, Inc.

W.	Permitted Use (in addition to general office purposes): Subject to the requirements of this Section, up to 7,500 rentable square feet of the Premises (R&D Space) may be used for research and development (R&D Work) and may include laboratory benches, technician workstations, and certain equipment and fixtures as hereinafter defined (FF&E). R&D Work shall include only fabrication (but not general manufacturing) and testing of Tenant’s cardiovascular products, including atherectomy, PTA balloon and stent products. FF&E used in the R&D Space for R&D Work may include oxygen and argon gas supplied by portable tanks for forming and cutting product prototypes and samples in a fully enclosed device, sinks and water connections, and exhaust hoods. In addition, R&D Work may include the storage and use of small volumes (not more than 10 gallons) of electropolishing chemicals (acids and methanol). In no event shall Tenant conduct or permit any procedures on patients at the Premises nor shall Tenant use, dispense, store or dispose of any drugs or items on a retail basis. Tenant shall, at Tenant’s expense, be responsible for procuring whatever licenses or permits may be required from third persons or governmental authorities for the Permitted Use, and Landlord makes no warranties or representations as to the permissibility of the Permitted Use under the Laws. Tenant shall strictly comply with all Laws and the requirements of all governmental authorities having jurisdiction (including applicable insurance bodies) and Landlord’s reasonable rules and regulations with regard to the creation, use, treatment, storage, and disposal of medical or other hazardous substances and waste, including any substance or material which is hazardous or harmful to the health or safety of persons or the safety or integrity of the Building (Hazardous Materials), shall limit the storage of Hazardous Materials in the R&D Space to quantities necessary for the conduct of the Permitted Use, shall provide adequate facilities to prevent any release of Hazardous Materials outside the R&D Space, and shall, in no event, use the plumbing or sewage systems of the Building for such activities. Tenant shall provide Landlord with a current, detailed list of Hazardous Materials being used and stored in the R&D Space from time to time, as necessary, together with copies of any statements regarding Hazardous Materials in the R&D Space which Tenant is required to deliver to any governmental authority. Anything in the Lease, including Section 10 of the attached General Terms, Covenants and Conditions, to the contrary notwithstanding, Tenant shall indemnify Landlord and save it harmless from all claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) arising out of the Permitted Use. Such indemnity shall survive the Term.

X.	Tenant’s Representatives: Tenant’s employees, agents, contractors, licensees and invitees.
III. ATTACHMENTS
The attachments listed below are incorporated in this Lease and are to be construed as part hereof:
1.	General Terms, Covenants and Conditions.

2.	Plan Showing the Premises

3.	Land and Building Plan

4.	Rules and Regulations

5.	Expense Escalation-Expense Contribution

6.	Work Letter

7.	Signage Plan

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date written above.

LANDLORD:			TENANT:
TALCOTT III ATRIA, LLC			ev3, INC.

By	/s/ Michael J. Mihalek		By	/s/ Shawn McCormick

	Michael J. Mihalek			Shawn McCormick

		[Print Name]			[Print Name]
	Its	Senior Vice President		Its	Executive Vice President and Chief Financial Officer

		[Print Title]			[Print Title]

WORK LETTER
Landlord and Tenant agree as follows:
1. (a) Landlord shall prepare the Premises (the Work) in accordance with the Plans (hereinafter defined). Landlord shall, subject to Section 8 below, retain and cause RSP Architects (Architect) to prepare working drawings adequate in detail to perform the Work desired by Tenant (such working drawings are referred to as the “Plans”, which shall also include any approved changes or modifications made to the Plans). The Plans shall be subject to Landlord’s approval, which shall not be unreasonably withheld. Tenant shall cooperate with Landlord in the preparation of the Plans (including all preliminary drawings prepared prior to the final working drawings) and shall not unreasonably withhold its approval of the Plans or any part thereof.
     (b) Except as set forth in this Work Letter, Landlord has no other agreement with Tenant and has no other obligation to do any other work with respect to the Premises.
2. If Landlord further agrees to do, at Tenant’s request and upon submission by Tenant (at Tenant’s sole cost and expense) of all necessary drawings, plans and specifications, any other work in addition to the Work described in Section 1 hereof, such other work shall be done at Tenant’s sole cost and expense as a Tenant’s extra. Prior to commencing any such other work requested by Tenant, Landlord shall submit to Tenant written estimates of the cost of such other work. If Tenant shall fail to approve said estimates within 5 days from the receipt thereof, the same shall be deemed disapproved in all respects by Tenant and Landlord shall not be authorized to proceed thereon. Tenant agrees to pay to Landlord promptly upon being billed therefor, at any time and from time to time, the cost of all such other work together with 5 percent of said cost for Landlord’s profit and overhead. The provisions of this Paragraph 2 shall not apply to minor modifications or change orders requested by Tenant in the ordinary course of construction.
3. Upon the request of Tenant, Landlord shall permit Tenant and Tenant’s Representatives to enter the Premises not more than 2 weeks prior to the Commencement Date for the sole purpose of performing such other work as may be required by Tenant to make the Premises ready for Tenant’s use and occupancy. Such permission is conditioned upon Tenant and Tenant’s Representatives working in harmony and not interfering with other tenants of the Building or with Landlord and its agents, contractors and employees in doing Landlord’s work in the Premises or other work in the Building. If at any time such entry shall cause or threaten to cause disharmony or interference, Landlord shall have the right to withdraw such permission upon 24 hours notice to Tenant. Tenant agrees that any such entry into the Premises shall be deemed to be under all of the provisions of the Lease except as to the covenant to pay Base Rent and additional rent pursuant to the attached “Expense Escalation—Expense Contribution”, and Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s work and installations made in the Premises or to properties placed therein prior to the commencement of the Term, the same being at Tenant’s sole risk.
4. Landlord shall, subject to Section 8 below, retain and cause McGough Construction Company, Inc. (Contractor) to complete the Work, provided Contractor shall be required to permit Egan Company (Egan) and Modern Heating and Air Conditioning, Inc. (Modern) to submit bids as subcontractors regarding those portions of the Work related to the HVAC systems in the Building and the Premises (HVAC Work). Contractor shall not be required to accept any bid from Egan or Modern that provides for a higher total cost for such services than any other bidder for such services. Notwithstanding the foregoing, Tenant acknowledges that Egan and Modern installed or modified the current HVAC systems in the Building and, therefore, if Contractor selects subcontractors other than Egan and Modern for the HVAC Work, then anything in the Lease, including Section 10 of the attached General Terms, Covenants and Conditions, to the contrary notwithstanding, Tenant shall indemnify Landlord and save it harmless from all claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) arising out of the HVAC Work or any act or omission of Tenant, the Contractor (including subcontractors) or Tenant’s Representatives in performing the HVAC Work.
5. Tenant acknowledges that Landlord’s agreement to retain Architect and Contractor named above was required by Tenant as a material inducement to Tenant to enter into this Lease. In consideration thereof, Tenant waives any claim that the Cost (as defined below) is in any way excessive or that Landlord is responsible for any delay in the substantial completion of the Work (provided that Tenant reserves any rights it may have to remedy a delay caused by Landlord under Section 24 of the General Terms, Covenants and Conditions).
6. (a) Landlord shall provide Tenant an allowance (the Allowance) which shall be applied to the cost of the Plans (including expenses incurred by Landlord in complying with the Contracts, as they are defined below), Work (which may include, to the extent applicable, demountable wall systems in lieu of hard office walls), and Landlord’s construction management fee of 1 percent of the cost of the Work (collectively, Cost), and which shall be an amount equal to $2,626,554.56. If the Cost exceeds the Allowance, Tenant shall pay such excess as additional rent within 20 days after demand therefor.
     (b) Anything in this Lease to the contrary notwithstanding, Tenant may elect to use a portion of the Allowance, not to exceed $373,940.00 (Permitted Portion of the Allowance), as reimbursement for expenses actually incurred by Tenant for moving into the Premises and for cabling necessary to operate Tenant’s computer networking and telephone systems in the Premises (Moving and Cabling Costs). Landlord shall pay Tenant the Moving and Cabling Costs, up to a maximum of the Permitted Portion of the Allowance, within 30 days after receipt from Tenant of copies of the invoices for which payment is requested (but in no event prior to the Commencement Date) together with: (1) Tenant’s certification that each invoice is true and complete, that the full amount shown thereon is due and owing to the party requesting payment, that Tenant has not received nor shall it receive any rebate, setoff or other similar consideration from the party to whom the payment is due, that any payment to be made to a parent, subsidiary or affiliate of Tenant is not in excess of market value for the services or materials rendered, and that the total amount shown on the invoices submitted to Landlord represents the total amount due and owing Tenant under this Section 4, (2) to the extent applicable, lien waivers for the work for which payment is requested, and Tenant’s certification that the lien waivers represent all such work and (3) Tenant’s certification that the work for which payment is requested is substantially completed in a good and workmanlike manner, subject to normal punchlist items, and has been accepted by Tenant.
7. Tenant designates Bob Straub and Lee Sparks (individually, a Tenant’s Construction Representative), and Landlord designates Michael Mihalek, Landlord’s Senior Vice President, and Beth Borich, Building Manager’s General Manager (individually, a Landlord’s Construction Representative), as their respective representatives who shall be authorized with respect to the Work to (a) make all decisions on their behalf, (b) receive all notices under this Work Letter, (c) give all approvals under this Work Letter, and (d) be available at all reasonable times, as may be necessary or desirable, to discuss matters relating to the Work or this Work Letter. Tenant and Landlord may change their respective representatives from time to time upon notice to the other in accordance with this Lease. No change order, approval or other decision regarding the Plans or the Work shall be effective without the authorization of a Tenant’s Construction Representative and a Landlord’s Construction Representative.
8. Any contract (as the case may be, a Contract) entered into between Landlord and McGough Construction Company, Inc. (McGough) and Landlord and RSP Architects (RSP) shall be subject to Tenant’s prior approval, not to be unreasonably withheld or delayed, and each such Contract shall be substantially in the form previously submitted by Tenant to Landlord for its review. Anything in the Lease, including Section 10 of the attached General Terms, Covenants and Conditions, to the contrary notwithstanding, Tenant shall indemnify Landlord and save it harmless from all claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of any errors, defects, inconsistencies or other problems arising out of the Plans, the Work, the Contracts, or any act or omission of Tenant, Architect, Contractor or Tenant’s Representatives in preparing the Plans or performing the Work, provided that in the case of any Losses arising due to the act or omission of Architect or Contractor, Landlord agrees to use commercially reasonable efforts to resolve any Losses by availing itself of any remedies available to it under the respective Contracts with such parties before seeking its indemnity rights against Tenant. For purposes of the preceding sentence, “commercially reasonable efforts” shall not require that Landlord commence or pursue any legal action to resolve any Losses. Notwithstanding the foregoing, if such action is arguably appropriate and Landlord determines not to do so, such determination shall not prevent Tenant from commencing or pursuing such action and Landlord shall, upon Tenant’s request, assign Landlord’s interest to any claim underlying such action to Tenant. In any event, to the extent Landlord incurs any reasonable expense in resolving any Losses, Tenant shall pay such expense within 30 days after Landlord’s demand.
9. Any requirements in the Lease or this Work Letter to retain McGough or RSP shall be subject to review of such company’s proposals, and if both Landlord and Tenant agree (in their individual, sole discretion), a different contractor and/or architect may be selected by Landlord and Tenant.
10. If Landlord shall fail to make any required payment when due to RSP or McGough (unless such failure arises due to a bona fide dispute under the contract with such party), Tenant may, upon 10 days prior notice to Landlord, make such payment to RSP or McGough, as the case may be, and in such event, Tenant shall have the remedies available to it under Section 24 of the General Terms, Covenants and Conditions.

SIGNAGE PLAN
Attached

GENERAL TERMS, COVENANTS AND CONDITIONS
1. Commencement of Term.
     (a) Tenant’s taking possession of the Premises shall be conclusive evidence that the Premises were in good order, condition and repair when Tenant took possession, except for those matters (for which Landlord is responsible as provided in this Lease) of which Tenant gives Landlord notice within 30 days after taking possession. Landlord shall complete or repair such matters as soon as reasonably possible, but not later than 30 days after Landlord’s receipt of such notice (except that if any punchlist item cannot be completed or repaired within such 30-day period, this period shall be extended for a reasonable additional time, provided that Landlord proceeds diligently to effect such completion or repair). To the extent the Contractor (as defined in the Work Letter) is required under its agreement with Landlord to repair or replace (as necessary) any defects in the Premises after the substantial completion thereof, Landlord shall request Contractor to make such repairs or replacements, but Landlord shall be not be liable to Tenant for any failure of Contractor to do so (provided that Tenant reserves any rights it may have to remedy such failure under Section 24 below).
     (b) If the Commencement Date is prior to November 1, 2009, Landlord and Tenant shall execute a supplemental agreement specifying the Commencement Date, Termination Date and such other information as Landlord shall reasonably require.
     (c) Landlord represents, to the best of the knowledge of Landlord’s officers charged with responsibility for the day to day management of the Building, that as of the date of this Lease: (1) the Building contains no asbestos containing materials or hazardous materials (except those materials customarily found in office buildings or stored, maintained and disposed of in accordance with Laws) (such materials together sometimes referred to as Hazardous Materials), (2) the common areas of the Building serving the Premises satisfy the current requirements of the Americans with Disabilities Act (ADA), (3) the Building and Premises (except for those matters attributable to Tenant’s entry into the Premises) are otherwise substantially in compliance with all Laws, and (4) Landlord is not aware of any work completed or contemplated that will or would create any additional special assessments affecting the Property (as defined in the attached “Expense Escalation—Expense Contribution”).
2. Rent.
     Tenant shall pay Monthly Installments of Base Rent in advance on the first day of each month of the Term. Monthly Installments of Base Rent for any partial month shall be prorated on a per diem basis. All costs and expenses which Tenant assumes or agrees to pay and any other sum payable by Tenant pursuant to this Lease shall be deemed additional rent (together with Base Rent referred to as the Rent). The Rent shall be paid in lawful money of the United States of America to the Building Manager or to such other person or at such other place as Landlord may from time to time designate, without any prior notice or demand therefor and, except as may otherwise be expressly set forth in this Lease, without deduction or offset.
3. Late Payments.
     If any part of the Rent is not paid within 5 business days after it is due, Tenant shall pay Landlord (a) an administrative fee of 5 percent of the amount due (not to exceed $500 per occurrence), and (b) interest on the amount due from its due date until paid at the lesser of 12 percent per annum or the maximum rate which Landlord may lawfully charge Tenant. Notwithstanding the foregoing, the first time during each 12-month period such nonpayment occurs, the administrative fee and interest charge shall be waived if the delinquent payment of Rent shall be made within 10 days of notice by Landlord of such nonpayment.
4. Use of the Premises.
     Tenant shall use the Premises only for general office purposes and the Permitted Use and all other uses or purposes are prohibited. Tenant shall not commit waste in the Premises and shall not store, dispose or generate any hazardous materials (except as is customary for an office use) or permit anything to be done in the Premises which causes injury to persons or to the Building, impairs the economic maintenance and operation of the Building, or interferes with or inconveniences other tenants or occupants of the Building. In no event shall Tenant be required to continuously occupy the Premises or to continuously operate its business at the Premises.
5. Rules and Regulations.
     Tenant shall comply with and cause Tenant’s Representatives to comply with the attached Rules and Regulations and with such reasonable modifications and additions as Landlord may from time to time make, provided that such modifications or additions do not materially, adversely affect Tenant’s monetary obligations, use and occupancy of the Premises or rights under this Lease. Landlord shall not be responsible for the violation of the Rules and Regulations by others but Landlord shall use reasonable efforts to enforce the Rules and Regulations uniformly and without discrimination, except when a particular tenancy requires different enforcement in Landlord’s reasonable discretion. To the extent changes made by Landlord to the attached Rules and Regulations conflict with the other provisions of this Lease, the other terms and conditions of this Lease shall control.
6. Services.
     (a) Landlord shall furnish the following services (Normal Services): elevator service (if the Building is equipped with elevators) for use in common with the occupants of the Building; standard janitorial and cleaning services to the Premises and common areas of the Building; domestic water in reasonable quantities to the common areas (and the Premises, if required by this Lease); electricity for lighting the Premises and the operation of ordinary office equipment, but not in excess of that usually required for general office use during Normal Business Hours; and climate control to the Premises during Normal Business Hours as reasonably required for the comfortable use of the Premises.
     (b) If any utilities or services are specially or exclusively supplied to Tenant or the Premises (Special Services), Tenant shall pay the cost of the Special Services to Landlord or the applicable utility company, as required. Subject to scheduled system maintenance, upon reasonable prior notice from Tenant, Landlord shall use reasonable efforts to provide climate control to the Premises after Normal Business Hours at Tenant’s expense (in accordance with Landlord’s usual and customary rates prevailing from time to time for such after hours climate control), but in no event shall such request be for less than 2 hours. As of the date of this Lease, Landlord’s charge for providing climate control after Normal Business Hours is, on a “per Tenant, per floor” basis, $100.00 per hour.
     (c) To enable Landlord to fulfill its service obligations, Tenant shall comply with the conditions of occupancy and connected electrical load reasonably established by Landlord for the Building. Tenant shall not use utilities or other services in excess of Normal Services or in a manner which exceeds or interferes with any Building systems or Landlord’s ability to provide services to other tenants in the Building. To avoid possible adverse effects upon the Building’s electrical and mechanical systems, Tenant shall not, without Landlord’s prior consent in each instance (which shall not be unreasonably withheld), connect air conditioning equipment, computers (except personal computers and servers), appliances (except standard residential (non-commercial) grade appliances, such as a watercooler, coffeemakers and or a microwave oven), heavy duty equipment or other similar electrical equipment (High Usage Equipment) to the Building’s electrical system. Landlord may survey Tenant’s use of services from time to time upon reasonable prior notice. Tenant shall pay Landlord all costs arising out of any excess use or the connection of High Usage Equipment, including the cost of all repairs and alterations to the Building’s mechanical and electrical systems (including the installation of meters) and the cost of the additional electricity made available to Tenant, if any. Tenant shall pay such costs within 30 days of Landlord’s demand therefor and as periodically billed to Tenant thereafter.
     (d) Landlord does not warrant that the services supplied by Landlord will be free from interruption. Any interruption or discontinuance of service shall not be deemed an eviction or disturbance of Tenant’s use or possession of the Premises, or any part thereof, nor render Landlord liable to Tenant for damages by abatement of Rent or otherwise, nor relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord shall, however, exercise reasonable diligence to restore any service so interrupted. Anything to the contrary in Section 6(d) notwithstanding, if any interruption or discontinuance of service: (1) is primarily caused by the negligence of Landlord, its agents, employees or contractors performing work in the Building (without material contributory negligence of Tenant or Tenant’s Representatives), (2) continues for more than 3 consecutive business days without being cured by Landlord (or if not capable of cure within such 3-business day period, if Landlord fails immediately to commence such a cure and diligently to pursue completion of such cure during and after such 3-business period), and (3) has a material, adverse effect on Tenant’s ability to conduct Tenant’s business in the Premises, then the Rent shall abate equitably thereafter during the interruption or discontinuance.
7. Repairs and Maintenance.
     Tenant shall keep the Premises in good order and condition. Tenant shall give Landlord prompt notice of any damage to or defective condition in the Building. Except as provided in Sections 1, 6 and 8, Tenant shall be responsible for all repairs, replacements and alterations in and to the Premises. Landlord shall, at Landlord’s sole cost (subject to the attached Expense Escalation-Expense Contribution), repair, replace and maintain those other portions of the Building which do not constitute a part of the Premises and are not leased to others (except as provided in Section 11). Except as provided in Section 11, Landlord’s obligation to repair, replace and maintain, at Landlord’s sole cost (subject to the attached Expense Escalation-Expense Contribution), shall include the structural portions of the Building (including items such as the roof, foundation, and columns), as well as the parking and common areas, the elevators, and the electrical, plumbing and heating, ventilating and air-conditioning systems serving the main distribution ductwork in the Building. All repairs, replacements and maintenance shall be performed with reasonable promptness and in a good and workmanlike manner.
8. Alterations.
     (a) Subject to the other requirements of this Section 8, Tenant may, not more than once within the same 12-month period and without Landlord’s consent, make non-structural, non-mechanical alterations to the Premises which cost less than $10,000 individually or $50,000 in the aggregate and which do not adversely affect or require changes to the HVAC systems or other mechanical, electrical or plumbing systems of the Building, but in each case Tenant shall provide Landlord with prior notice of such alterations and, for those alterations requiring plans and specifications, either “as-built” drawings upon completion of any such alterations or Tenant’s certification that the alterations were completed substantially in accordance with the plans and specifications which shall be delivered to Landlord. Except as set forth in the immediately preceding sentence, alterations to the Premises shall not be made without the prior consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. If Tenant is permitted to make alterations, the work shall be done in accordance with such requirements as Landlord may reasonably impose. Any review or approval by Landlord of plans or specifications with respect to any alteration is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof. If required by Landlord, which requirement shall be stated in writing to Tenant at the time that Landlord receives notice of such alterations or, for alterations requiring Landlord’s consent, when Landlord gives its permission to make such alterations, alterations shall be removed by Tenant upon the termination of the Term and Tenant shall at its expense repair any damage to the Premises or the Building caused by the removal.
     (b) Tenant shall indemnify and defend Landlord for, from and against any and all mechanics’ and other liens and encumbrances filed by any person claiming through or under Tenant and against all costs, expenses, losses and liabilities (including reasonable attorneys’ fees) incurred by Landlord in connection with any such lien or encumbrance or any action or proceeding brought thereon. Tenant at its expense shall procure the discharge of record of all such liens and encumbrances within 30 days after notice thereof
9. Insurance.
     (a) Tenant shall at its expense maintain property insurance on Tenant’s property and above-standard leasehold improvements and commercial general liability insurance in such amounts as Tenant determines in its reasonable judgment. All such insurance shall be issued by insurers authorized to do business in the State, shall name Landlord as an additional insured (as to Tenant’s commercial general liability policy) or shall contain appropriate endorsements denying Tenant’s insurers the right of subrogation against Landlord. Tenant shall, upon request, furnish Landlord with certificates evidencing such insurance coverages.
     (b) Landlord shall maintain property insurance and commercial general liability insurance in such amounts as Landlord determines in its reasonable judgment, but with regard to property insurance, in no event less than 90 percent of replacement coverage (except for catastrophic insurance, including coverage for earthquake, windstorm, and flood). All such insurance shall be issued by insurers authorized to do business in the State and shall permit Landlord to waive subrogation against Tenant.
     (c) Notwithstanding the foregoing insurance requirements, Tenant may self-insure, with notice to Landlord, for so long as Tenant’s net worth exceeds $100,000,000. Nothing in this Section 9 shall prevent Tenant from carrying any of the insurance required of Tenant hereunder in the form of a blanket insurance policy or policies which cover other properties owned or operated by Tenant in addition to the Premises.
10. Indemnification.
     Tenant shall indemnify and defend Landlord for, from and against all claims, expenses, liabilities and losses (other than those for which liability is waived by express provision in this Lease), including reasonable attorneys’ fees, resulting from any injury in or upon the Land or Building to property or persons due to any negligence of Tenant or Tenant’s Representatives or resulting from Tenant’s failure to comply with the Laws (as provided in Section 11). Landlord shall indemnify and defend Tenant for, from and against all claims, expenses, liabilities and losses (other than those for which liability is waived by express provision in this Lease), including reasonable attorneys’ fees, resulting from any injury in or upon the Land or the Building to property or persons due to any negligence of Landlord, its agents, employees or contractors or resulting from Landlord’s failure to comply with the Laws (as provided in Section 11). Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each waive any claims (except claims arising under Section 11) that either of them may have against the other for any damage or injury to property caused by the other’s negligence, including the Premises and the Building, arising from a peril coverable by fire or extended coverage insurance, whether or not caused by the other, or its agents, employees or contractors. Neither party shall in any event (except as provided in Section 13) be liable to the other for indirect or consequential damages. The provisions of this Section shall survive the termination or expiration of this Lease.

11. Observance of Laws.
     Tenant shall at its expense comply with all laws, including the requirements and regulations of any governmental authority having jurisdiction (collectively, the Laws), including those which relate to: (a) the internal partitioning, equipment operation, alteration, occupancy and use of the Premises, including compliance with ADA within the Premises, (b) environmental matters (including the storage, disposal or generation of Hazardous Materials introduced in the Building by Tenant, its employees, contractors, agents or invitees), (c) the making of any repairs, replacements or improvements to the Premises, and (d) any business conducted in the Premises. Except as provided in the preceding sentence, Landlord shall comply with all Laws which relate to the Building, provided nevertheless, that except as provided in Section 14 below, structural changes shall be the responsibility of Tenant to the extent they are changes required by reason of a condition which has been created or caused by Tenant, or are required by reason of a default by Tenant.
12. Surrender of the Premises.
     Tenant, on the Termination Date or earlier expiration of the Term, shall surrender the Premises in as good condition as when Tenant took possession, except for reasonable wear and tear, and casualty damage, and except that Tenant shall be responsible for the removal (or shall pay Landlord for the cost of such removal) of all cabling and wiring installed by or for Tenant at any time and which Tenant abandons (back to the utility/mechanical closets). Any of Tenant’s property (except money and securities) left on the Premises shall be deemed abandoned and, at Landlord’s option, title shall pass to Landlord under this Lease as by a bill of sale or, if Landlord elects to remove all or any part of Tenant’s property, the cost of such removal, including repairing any damage to the Premises or Building caused by the removal and the cost of storage and sale, shall be paid by Tenant within 10 days of Landlord’s demand.
13. Holding Over.
     If Tenant retains possession of all or part of the Premises after the Termination Date, Tenant’s occupancy shall be as a tenant from month-to-month, terminable at any time by Landlord. Tenant shall pay Landlord rent for such time as Tenant remains in possession at the monthly rate of 150 percent of the Base Rent payable hereunder for the month immediately preceding the Termination Date plus all other Rent required by the terms of this Lease and, in addition thereto, shall pay Landlord for all damages (including consequential damages) sustained by reason of Tenant’s retention of possession. The provisions of this Section do not exclude Landlord’s rights of reentry or any other right hereunder.
14. Damage.
     (a) If the Building, Land or Premises are damaged by fire or other casualty and this Lease is not terminated as provided below, Landlord shall repair the damage at its expense (except for excess costs related to above-standard leasehold improvements installed in the Premises by or at the direction of Tenant, which shall be at Tenant’s expense), with reasonable promptness after notice to it of the damage; provided, however, that Landlord shall not be required to repair or replace any of Tenant’s property or any alteration or improvements made by Tenant. If the Premises are damaged by fire or other casualty, then to the extent that the Premises are rendered untenantable, the Rent shall equitably abate from the date of the damage to the date the damage is repaired. If repairs are delayed in any way by Tenant or Tenant’s Representatives, the damage shall be deemed repaired for purposes of this Section on the date when they would have been repaired but for such delay.
     (b) If the Building, Land or Premises are substantially damaged by fire or other casualty, Landlord may terminate this Lease by notice to Tenant within 90 days after the date of the damage and this Lease shall terminate upon the 30th day after such notice by which date Tenant shall vacate and surrender the Premises to Landlord. The Rent shall be equitably prorated to the date of termination. The Building, Land or Premises (whether or not the Premises are damaged) shall be deemed substantially damaged if: (1) Landlord is required to expend for repairs more than 30 percent of the replacement value of the Building immediately prior to the damage, or (2) repair is not possible in accordance with Landlord’s reasonable estimate within 180 days following the date of the damage. If Landlord estimates that repair is not possible within such 180 days but does not terminate the Lease, then within 60 days of the date of the damage Landlord shall give Tenant notice of the date repair and restoration will be substantially completed (Estimated Repair Date). If the Estimated Repair Date is more than 180 days after the date of the damage and if the damage will have a material, adverse effect on Tenant’s business in the Premises, Tenant may then terminate this Lease by giving Landlord notice within 20 days after Tenant’s receipt of Landlord’s notice of the Estimated Repair Date and this Lease shall terminate as if Landlord had terminated it pursuant to this Section. If Landlord gives Tenant notice of the Estimated Repair Date and if neither Tenant nor Landlord terminates this Lease as provided herein, then Tenant’s right to terminate as provided in Section 14(c) shall be deemed changed from 180 days after the date of the damage to the Estimated Repair Date.
     (c) If this Lease has not been terminated and Landlord does not substantially complete the repair or restoration of the Building, Land or Premises within 180 days after the date of the casualty or by the Estimated Repair Date, as the case may be (such period referred to as the Repair Period), and if such failure has a material, adverse effect on Tenant’s business in the Premises, Tenant may (provided such failure is not due to any fault of Tenant or Tenant’s

Representatives) terminate this Lease by notice to Landlord given within 20 days after the end of the Repair Period. If the substantial completion of the repair or restoration is delayed in any way by Tenant or Tenant’s Representatives, the repair or restoration shall be deemed substantially completed for purposes of this Section on the date when it would have been substantially completed but for such delay. Termination shall be effective 30 days after such notice is given unless Landlord shall substantially complete the repair or restoration within the 30-day period, in which case Tenant’s notice of termination shall be deemed withdrawn. This Section 14 is intended to provide the only remedies available to Tenant for damage caused by casualty and, therefore, to the extent permitted by Law, Tenant waives the provisions of any Laws which would provide alternative or additional remedies in the event of such damage.
15. Condemnation.
     (a) If the Building, Land or Premises are taken for more than 180 days by condemnation or under threat thereof for any public or quasi-public purpose, this Lease shall terminate as of the date Tenant is required to vacate the Premises by reason of the taking and the Rent shall be equitably prorated to such date. If any part of the Building or Land is so taken, this Lease shall be unaffected by such taking, except that (1) Landlord may terminate this Lease by notice to Tenant within 90 days after the date of taking if (A) the cost of restoration will exceed the award received as a result of the taking by at least $100,000, (B) repair is not possible in accordance with Landlord’s reasonable estimate within 180 days following the date of the taking, or (C) in Landlord’s reasonable judgment, it will be unable to economically operate the Building in light of Landlord’s agreements and obligations regarding the Building, and (2) Tenant may terminate this Lease by notice to Landlord within 90 days after the date of taking if the remaining parking, access to or area of the Premises shall not be reasonably sufficient for Tenant to continue operation of its business or if the portion of the Building or Land remaining after a partial taking is inadequate for the continued operation of Tenant’s business at the Premises, in Tenant’s reasonable business judgment. This Lease shall terminate on the 30th day after such notice by which date Tenant shall vacate and surrender the Premises to Landlord and the Rent shall be equitably prorated to such date. If this Lease continues in force upon a temporary taking (180 days or less) or a partial taking, the Base Rent, Tenant’s Proportionate Share and other relevant items shall be equitably adjusted according to the rentable area of the Premises and Building remaining.
     (b) In the event of any taking, all of the proceeds of any award payable by the condemning authority shall be and remain the sole and exclusive property of Landlord, and Tenant hereby assigns all of its right, title and interest in and to any award to Landlord. Tenant, however, shall have the right, to the extent that the same shall not reduce, delay or prejudice Landlord’s award, to claim from the condemning authority, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for moving expenses, business interruption damages, the unamortized value of Tenant’s improvements and alterations paid for by Tenant and not subject to any allowance or otherwise constructed by Landlord without contribution, and damage to Tenant’s fixtures, furnishings and other personal property.
16. Assignment and Subletting.
     (a) Tenant shall not, either directly or indirectly (including transfers of interests in Tenant), assign or encumber this Lease or any interest therein or sublet the Premises or any part thereof without the prior consent of Landlord in each instance, which consent shall not be unreasonably withheld; provided, however, in no event may this Lease be assigned or the Premises sublet to any governmental authority or agency or to any tenant or occupant of the Building for which Landlord has space of sufficient size to meet the needs of such tenant or occupant. The consent by Landlord to an assignment or subletting shall not be construed to relieve Tenant from obtaining Landlord’s consent to any further assignment or subletting.
     (b) Intentionally omitted.
     (c) If Landlord gives its consent to any assignment of this Lease or to any sublease, Tenant shall in consideration therefor, pay to Landlord, as additional rent: (1) in the case of an assignment, an amount equal to 50 percent of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including any sums paid for the sale, rental or use of Tenant’s property in excess of the then market value of Tenant’s property), less the reasonable expenses actually paid by Tenant in connection with the assignment; and (2) in the case of a sublease, 50 percent of any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant (including any sums paid for the sale, rental or use of Tenant’s property in excess of the then market value of Tenant’s property) which are in excess of the Rent during the term of the sublease in respect of the subleased space, less the reasonable expenses actually paid by Tenant in connection with the subletting. The sums payable hereunder shall be paid to Landlord as and when payable by the assignee or subtenant to Tenant, except that sums payable hereunder in excess of the Rent shall be paid to Landlord as and when paid by the assignee or subtenant to Tenant (which sums Tenant shall use reasonable efforts to collect).
     (d) No assignment or subletting shall affect the continuing primary liability of Tenant (which, following an assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease.

     (e) (1) Anything in Section 16 to the contrary notwithstanding, the following matters shall not be subject to the requirements of Section 16(c) and may occur without Landlord’s consent (as otherwise required by Section 16(a)) but with notice to Landlord, given within 10 days after such matter has occurred together with documentation evidencing satisfaction of any applicable conditions or requirements:
               (A) This Lease may be assigned or the Premises may be sublet to any entity which is a parent, subsidiary or affiliate of Tenant. For the purposes of this Section a “parent” shall mean an entity which owns, directly or indirectly, more than 50 percent of the outstanding stock of Tenant, a “subsidiary” shall mean an entity more than 50 percent of whose outstanding stock shall be owned, directly or indirectly, by Tenant, and an “affiliate” shall mean an entity more than 50 percent of whose outstanding stock shall be owned, directly or indirectly, by Tenant’s parent.
               (B) Tenant may engage in a merger, consolidation or reorganization upon completion of which the successor tenant hereunder shall have a net worth reasonably adequate to assure such party’s ability to perform the obligations of Tenant hereunder, but in no event less than $100,000,000 (or if the surviving entity is a publicly traded company, a market capitalization of not less than $100,000,000).
               (C) Tenant may assign Tenant’s entire interest under this Lease to the purchaser of all or substantially all of the assets of Tenant, provided that the purchaser has (1) a net worth reasonably adequate to assure such party’s ability to perform the obligations of Tenant hereunder, but in no event less than $100,000,000, (2) assumes all of the obligations of Tenant under this Lease, and (3) such sale is not principally for the purpose of transferring Tenant’s interest in this Lease.
          (2) If Tenant is or becomes an entity whose stock is publicly traded on a nationally recognized exchange, this Section 16 shall not be deemed to apply to such public trading or to an initial listing on a securities exchange or the NASDAQ.
17. Subordination.
     This Lease and all rights of Tenant hereunder shall be, at the option and designation of Landlord, subordinate or superior to any lease of the Building or Land (an Underlying Lease) and to any mortgage or deed of trust (a Mortgage) which may now or hereafter affect the Building or Land. If Landlord designates this Lease as subordinate or superior to any Underlying Lease or Mortgage, this Section shall be self-operative and no further agreements of subordination or superiority shall be required but, in confirmation of such subordination or superiority, Tenant shall promptly execute, acknowledge and deliver any agreement that Landlord, the lessor under any Underlying Lease (Lessor) or the holder of any Mortgage (Mortgagee) or any of their respective assigns or successors in interest may reasonably request to evidence such subordination or superiority. If any Lessor or Mortgagee (or any purchaser at a foreclosure sale) succeeds to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed (a Successor Landlord), Tenant shall, upon request, attorn to and recognize the Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any agreement that the Successor Landlord may reasonably request to evidence such attornment. If a Lessor, Mortgagee or Successor Landlord requires that an agreement of subordination, superiority or attornment be executed by Tenant in accordance with this Section, Landlord shall notify Tenant of such request and Tenant shall deliver such agreement to Landlord within 20 days after its receipt of Landlord’s request therefor. If Tenant fails to deliver such an agreement within the 20-day period then Landlord shall notify Tenant of such failure (Second Notice). If Tenant fails to deliver such agreement within 5 days after Tenant’s receipt of the Second Notice then Tenant’s failure to do so shall be deemed an Event of Default under this Lease. Anything to the contrary in this Section 17 notwithstanding, if Landlord is unable to obtain a “non-disturbance” agreement from a future, proposed Lessor or Mortgagee as set forth below, then this Lease shall not be subordinated to such Lessor’s lease or such Mortgagee’s mortgage. The non-disturbance agreement shall provide that if as a result of the exercise of their rights they acquire Landlord’s interest in and to the Premises, then as Successor Landlord they shall recognize the validity and continuance of this Lease and shall not disturb Tenant’s possession of the Premises so long as Tenant shall not be in default of this Lease beyond any applicable cure period and such non-disturbance agreement may also contain provisions then generally accepted by prudent institutional lenders making loans on buildings and land comparable to the Building and Land in the metropolitan Minneapolis-St. Paul area.
18. Estoppel Certificate.
     Tenant shall from time to time deliver to Landlord a statement in writing certifying the status of this Lease and any options contained herein, the performance hereunder of Landlord and Tenant and such other matters as Landlord shall reasonably request. Landlord shall notify Tenant of such request and Tenant shall deliver such statement to Landlord within 20 days after its receipt of Landlord’s request therefor. If Tenant fails to deliver such a statement within the 20-day period then Landlord shall notify Tenant of such failure (Second Notice). If Tenant fails to deliver such statement within 5 days after Tenant’s receipt of the Second Notice then Tenant’s failure to do so shall be deemed an Event of Default under this Lease.

19. Transfer of Landlord’s Interest.
     The term “Landlord” as used in this Lease shall be limited to mean and include only the owners of Landlord’s interest in this Lease at the time in question. Upon any transfer of such interest, Landlord herein named (and in case of any subsequent transfer, the then transferor) shall thereafter be relieved of all liability for the performance of any obligations on the part of Landlord contained in this Lease after the effective date of such transfer provided such obligations are assumed in writing by the transferee.
20. Quiet Enjoyment.
     Tenant, upon paying the Rent and performing all of the terms, covenants and conditions on its part to be performed, shall peaceably and quietly enjoy the Premises subject, nevertheless, to the terms of this Lease.
21. Rights Reserved to the Landlord.
     Except as otherwise expressly provided in this Lease, Landlord reserves the right: (a) to name the Building, to change the name or street address of the Building, and to install and maintain all signs (including the exterior and interior of the Building); (b) on reasonable prior notice to Tenant, to exhibit the Premises to any prospective purchaser or mortgagee of the Building or Land and to others having an interest therein at any time during the Term, and to prospective tenants during the last 12 months of the Term; (c) on reasonable prior notice to Tenant (except during an emergency) to enter the Premises to make necessary inspections, repairs and adjustments or otherwise to comply with the terms of this Lease; and (d) to relocate, alter, improve, reduce or add to the configuration of and the various facilities and improvements within the Building and the Land, provided that the change shall not materially and adversely interfere with or restrict Tenant’s access to or use of the Premises or the Parking Spaces.
22. Tenant Default.
     The following shall be deemed Events of Default under this Lease: (a) Tenant’s failure to make any payment of Rent when it is due and payable (provided that Tenant shall be entitled to 10 days notice of nonpayment during which Tenant may cure the default), (b) any matter defined as an Event of Default in this Lease, and (c) Tenant’s failure to cure a default in the performance of any other covenant or obligation of Tenant under this Lease within a period of 30 days after notice from Landlord specifying the default (or if the specified default is not capable of cure within the 30-day period, if Tenant fails promptly after notice from Landlord to commence to cure the default and diligently to pursue completion of the cure during and after the 30-day period).
23. Remedies.
     (a) If any Event of Default occurs, Landlord may, without prejudice to Landlord’s other rights hereunder and in addition to all other rights and remedies which Landlord may have under the Laws:
          (1) cure such default and any reasonable costs and expenses incurred by Landlord therefor shall be deemed additional rent payable on demand; or
          (2) with or without terminating this Lease, reenter the Premises and take possession thereof from Tenant by proper legal proceedings. If Landlord takes possession of the Premises and if the remedy provided in this Section 23(a)(2) is permitted under the Laws after termination of a lease, this Lease shall terminate, otherwise it shall remain in full force and effect. Thereafter Landlord may recover from Tenant: (A) the worth at the time of award of the unpaid Rent which had been earned at the time of such termination; (B) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (C) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (D) any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in Subdivisions (A) and (B) is computed by allowing interest at the lesser of 12 percent per annum or the maximum rate which Landlord may lawfully charge Tenant. The worth at the time of award of the amount referred to in Subdivision (C) is computed by discounting such amount at the discount rate of the nearest Federal Reserve Bank at the time of award plus one percent. Efforts by Landlord to mitigate the damages caused by Tenant’s breach of this Lease shall not constitute a waiver of Landlord’s right to recover damages under this or any other Section. Nothing in this Section shall affect Landlord’s rights to indemnification under any of the other provisions of this Lease; or
          (3) continue this Lease in full force and effect for so long as Landlord does not exercise Landlord’s right to terminate this Lease and Landlord may enforce all Landlord’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due. For purposes of this Section, the following acts by Landlord shall not constitute a termination of Tenant’s right to possession of the Premises or a termination of the Lease: acts of maintenance or preservation or efforts to relet the Premises.
     (b) Landlord shall use reasonable efforts to mitigate its damages in the event of Tenant’s default. If Tenant has vacated the Premises, Landlord shall be deemed to have satisfied its obligation under this provision if it markets the

Premises in the same manner as it markets other available space in the Building. Landlord, however, shall not be required to prefer the Premises over such other available space.
     (c) Except as provided in Section 23(a)(2), no reentry or taking possession of the Premises by Landlord shall be construed as an election to terminate this Lease, unless notice to such effect is given by Landlord to Tenant. If Landlord does reenter or take possession without terminating this Lease, Landlord may, at any time thereafter, terminate this Lease by giving notice to Tenant. All of the remedies given to Landlord in this Lease upon any Event of Default are in addition to all other rights or remedies to which Landlord may be entitled under the Laws; all such remedies shall be deemed cumulative and the election of one shall not be deemed a waiver of any other or further rights or remedies. Unless otherwise expressly provided herein, Tenant’s obligation to pay all the Rent due through the Termination Date shall survive any termination or expiration of this Lease.
     (d) Landlord shall not exercise any remedies otherwise available to Landlord under this Lease or at law or in equity without having given the notices and allowed the cure periods expressly set forth in this Lease; provided, however, that Landlord shall have the right to immediately seek an injunction or specific performance in the event of any intentional breach by Tenant that materially and adversely impairs Landlord’s ability to manage the Building and Land or other Building tenant’s businesses in the Premises.
24. Landlord Default
     (a) If Landlord shall default in the performance of any of its service, maintenance, repair, installation, replacement or restoration obligations under this Lease and such default shall continue for 30 days after notice to Landlord from Tenant specifying Landlord’s default (except that if such default cannot be cured within such 30-day period, this period shall be extended for a reasonable additional time, provided that Landlord commences to cure such default within the 30-day period and proceeds diligently thereafter to effect such cure), Tenant may (but shall not be obligated to) perform the same for the account and at the expense of Landlord, provided that not less than 10 days before Tenant begins such performance, Tenant shall deliver to Landlord notice of its intent to do so, together with a description of the actions Tenant will perform and Tenant’s good faith estimate of the cost thereof.
     (b) Tenant shall use reasonable methods at reasonable cost to complete such performance.
     (c) If Landlord fails to commence the cure of such default within such 30-day period, Tenant may, subject to Section 24(a) above, proceed to complete the necessary performance and Landlord shall pay the reasonable cost thereof within 30 days of Tenant’s demand therefor, which demand shall include copies of the invoices for which payment is requested (but in no event prior to the completion of the performance) together with: (1) Tenant’s certification that each invoice is true and complete, that the full amount shown thereon is due and owing to the party requesting payment, that Tenant has not received nor shall it receive any rebate, setoff or other similar consideration from the party to whom the payment is due, that any payment to be made to a parent, subsidiary or affiliate of Tenant is not in excess of market value for the services or materials rendered, and that the total amount shown on the invoices submitted to Landlord represents the total amount due and owing Tenant under this Section, (2) lien waivers for all the work performed, and Tenant’s certification that the lien waivers represent all such work and (3) Tenant’s certification that the work is substantially completed in a good and workmanlike manner and has been accepted by Tenant. If Landlord fails to make such payment in accordance with this Section, Tenant may credit the Rent next coming due until such credit is exhausted.
     (d) Anything to the contrary in this Lease notwithstanding, including Section 10 above, Tenant shall indemnify Landlord and save it harmless from all claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) arising out of the work or any negligent or willful act or omission of Tenant, Tenant’s contractors or Tenant’s Representatives in performing the work or in connection with or arising out of any material incorrectness in the certifications required by this Section.
25. Bankruptcy.
     If Tenant files a voluntary petition pursuant to the Bankruptcy Code (including any successor code) or takes the benefit of any insolvency act or is dissolved, or if an involuntary petition is filed against Tenant pursuant to the Bankruptcy Code and the petition is not dismissed within 60 days after the filing, or if a receiver is appointed for Tenant’s business or assets and the appointment of the receiver is not vacated within 60 days after the appointment, or if Tenant shall make a general assignment for the benefit of creditors, then Landlord shall have all of the rights provided in Section 23 for nonpayment of the Rent to the extent permitted by the Laws.
26. Force Majeure.
     Landlord shall be excused for the period of any delay in the performance of any obligation hereunder when prevented from so doing by causes beyond its control, including labor disputes, civil commotion, hostilities, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain any material or services, and acts of God, provided that nothing contained in this Section shall be deemed to excuse or permit any delay in the payment of money or any delay in the cure of any default which may reasonably be cured by the payment of money. Tenant shall similarly be excused for delay in the performance of any obligation hereunder, provided that nothing contained in this Section shall be deemed to excuse or permit any delay in the payment of Rent or any delay in the cure of any default which may reasonably be cured by the payment of money.
27. Limitation of Liability.
     If Landlord becomes obligated to pay Tenant a money judgment arising out of any failure by Landlord to perform any of its obligations under this Lease, Tenant shall be limited for the satisfaction of the money judgment solely to Landlord’s interest in the Building and Land and no other property or assets of Landlord or the individual partners, members, directors, officers, or shareholders of Landlord shall be subject to levy, execution or other enforcement procedure whatsoever for the satisfaction of the money judgment. Notwithstanding the foregoing, if Landlord sells the Building and Land to a successor who assumes no liabilities under this Lease prior to the date of purchase, Tenant may pursue its remedies against any net sales proceeds received by Landlord, provided that the inclusion of a seller indemnity of pre-purchase liabilities in an assignment and assumption agreement between Landlord (seller) and such successor (purchaser) shall not be construed to mean that the successor has not assumed the liabilities under this Lease prior to the date of purchase.
28. Parking.
     (a) Landlord hereby permits Tenant the right to use the Parking Spaces. Landlord, at its sole election, may designate the types and locations of the Parking Spaces and Landlord shall have the right, at Landlord’s sole election, to change the types and locations from time to time; provided, however, such designation shall not reduce the number of Parking Spaces permitted Tenant by this Lease, nor shall such designation unreasonably alter the proximity of the Parking Spaces to the Premises. If Landlord institutes an automobile identification procedure, Tenant shall cooperate with Landlord’s reasonable requirements therefor so long as they impose no cost or material inconvenience to Tenant or its employees.
     (b) Commencing on the Commencement Date, Tenant shall pay Landlord the Parking Fee, if any, as additional rent, payable monthly in advance with Monthly Installments of Base Rent. Thereafter, and throughout the Term, the Parking Fee may be changed from time to time based on Landlord’s standard parking rates (plus any amounts assessed or required to be paid to any governmental authority on account of the parking of motor vehicles) for each type of parking space provided to Tenant.
29. Arbitration.
     (a) If Landlord and Tenant cannot reach agreement upon the interpretation of any of the following described terms or conditions of this Lease, the dispute may be subject to arbitration as hereinafter provided. Should the parties agree to submit the dispute to arbitration, each party shall choose an impartial arbitrator within 30 days of a request from either party for arbitration and the two arbitrators shall choose a third impartial arbitrator, within 15 days of the last appointment of the first two arbitrators. The decision of the arbitrators shall be binding upon the parties and final. If either party fails to timely designate an arbitrator, such dispute or disagreement shall be determined by the single arbitrator appointed. The arbitrators will have a minimum of 10 years experience in a profession related to the subject matter of the dispute and the then prevailing Commercial Arbitration Rules of the American Arbitration Association shall govern the proceeding. Both parties shall continue performing their Lease obligations pending the determination of the arbitration proceeding, except as otherwise provided for in this Lease. The arbitrators shall have no power to change the Lease provisions and the arbitrators shall base their decisions upon the provisions of this Lease and, as appropriate, shall apply the law applicable to this Lease.
     (b) The arbitrators shall submit their findings in writing, signed by each of them, within 30 days after the last arbitration hearing. The findings of the arbitrators shall be binding on both Landlord and Tenant and the expense of the arbitration shall be determined in accordance with the provisions of Section 32(e) below.
     (c) In accordance with the foregoing, only the following disputes may be subject to arbitration:
          (1) any dispute not otherwise described in subsections (2) through (8) below and which the parties mutually agree to submit to arbitration,
          (2) any dispute concerning the obligations regarding the construction of tenant improvements,
          (3) whether Tenant is entitled to an abatement of Rent, as provided in this Lease,
          (4) the amount of any additional rent, other than Operating Expenses or Real Estate Taxes,
          (5) which party must comply with Laws,
          (6) whether the services furnished by Landlord are being provided in the manner described in this Lease,
          (7) whether Landlord’s withholding of consent is unreasonable or unduly delayed, or
          (8) whether either party has the right to terminate this Lease as provided in this Lease.

30. Brokerage Fees.
     Tenant and Landlord each warrants and represents to the other that it has not dealt with any other party (including a broker or other agent) in connection with this Lease except Broker and AREA Minneapolis, LLC. Each party shall indemnify and defend the other party for, from and against any claims, expenses, liabilities and losses (including reasonable attorneys’ fees) resulting from any compensation, commissions or charges claimed by or owing to any other party in connection with this Lease by reason of any act of the indemnifying party. Landlord shall be responsible for any commission due Broker and AREA Minneapolis, LLC.
31. Notices.
     All notices, demands, consents, approvals, elections or other communications permitted or required to be given hereunder (a notice or notices) shall be in writing and shall be deemed given on the date of actual receipt by the party to which it is directed, notwithstanding any further direction to the attention of any individual or department; provided that if notices are required by this Lease to be sent to the attention of any individual or department, the notice shall be effective only if the envelope or wrapper in which it is sent is so addressed. Notices shall be addressed as follows: (a) if to Landlord, to the Landlord’s Mailing Address and to the Building Manager, and (b) if to Tenant, to the Tenant’s Mailing Address. Any address or name specified above may be changed by a notice given to the addressee by the other party in accordance with this Section. The inability to deliver a notice because of a changed address for which no prior notice was given or rejection or other refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept.
32. Miscellaneous.
     (a) This Lease shall be deemed to have been made in and shall be construed in accordance with the Laws of the State. This Lease has been executed in several counterparts, all of which constitute one and the same instrument. The captions appearing within the body of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or of any provision hereof. This Lease sets forth all the agreements and understandings between Landlord and Tenant and there are no agreements or understandings, either oral or written, between them other than as are herein set forth. No amendment or change to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by both of them.
     (b) As used in this Lease, any list of one or more items preceded by the word “including” shall not be deemed limited to the stated items but shall be deemed without limitation.
     (c) If any provision of this Lease is or becomes illegal or unenforceable because of current or future Laws effective during the Term, the intention of the parties hereto is that the remaining parts of this Lease shall not be affected thereby.
     (d) The failure of either party to exercise any remedy or election shall not be construed as a waiver for the future of such remedy or election, but the same shall remain in full force and effect. The receipt by Landlord of full or partial Rent with knowledge of a breach of this Lease shall not be deemed a waiver of such breach. No payment of a lesser amount than the Rent due Landlord shall be deemed to be other than on account of the Rent and Landlord may accept payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease, notwithstanding any endorsement or statement accompanying the payment to the contrary.
     (e) In any proceeding which Landlord or Tenant may prosecute to enforce its rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party (as such parties are hereafter defined), including reasonable attorneys’ fees. Prior to commencing any proceeding the parties shall each submit to the other a final offer of settlement. The failure of a party (as plaintiff) to submit a settlement offer shall be deemed a demand for all the relief requested in its complaint and the failure of a party (as defendant) to submit a responding settlement offer within 10 days after its receipt of a settlement offer shall be deemed a rejection of any relief for the benefit of the plaintiff. If the forum in which the proceeding is heard renders a judgment at least as favorable to a party as its settlement offer, such party shall be deemed the prevailing party for purposes of this Section.
     (f) If any proceeding is commenced between the parties to settle any dispute, neither Landlord nor Tenant shall permit its attorneys to engage in any dilatory conduct.
     (g) If Landlord commences any summary proceeding (or equivalent) or an action for nonpayment of Rent, Tenant shall not interpose any non-mandatory counterclaim of any nature or description in the proceeding or action, provided that this prohibition shall not prevent Tenant from raising any appropriate defense in such proceeding or action and any such underlying claim shall be preserved for any subsequent action commenced by Tenant against Landlord. Tenant and Landlord both waive a trial by jury of any or all issues arising in any action or proceeding between the parties under this Lease.
     (h) All the terms and provisions of this Lease shall be binding upon and, except as prohibited or limited by Section 16, inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
     (i) In no event shall this Lease be recorded. If Tenant records this Lease in violation of the terms hereof, such action shall be deemed an Event of Default; provided, however, at the request of either party, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording. If a memorandum of lease is recorded, within 10 days after the Termination Date or earlier termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord an instrument in writing, in form and substance reasonably satisfactory to Landlord, releasing and quitclaiming to Landlord all right, title and interest of Tenant in and to the Premises by reason of this Lease or otherwise.
     (j) Time shall be of the essence regarding the payment of Rent and, if Tenant is granted (by express provision of this Lease) any option to extend or shorten the Term or expand or reduce the size of the Premises, time shall be of the essence regarding the exercise by Tenant of any such options.
     (k) Tenant shall assume and pay to Landlord at the time of paying the Rent any excise, sales, use, gross receipts or other taxes (other than a net income or excess profits tax) which may be imposed on or measured by such Rent or may be imposed on or on account of this Lease (including utilities and other services specially or separately billed or supplied to Tenant) and which Landlord may be required to pay or collect under any Laws now in effect or hereafter enacted. Tenant shall also assume and pay all taxes on the value of any leasehold improvements installed on behalf of Tenant after the date of this Lease and in excess of Landlord’s standard improvements.
     (l) If more than one person or entity executes this Lease as Tenant, each such person or entity shall be jointly and severally liable for observing and performing each of the terms, covenants, conditions and provisions to be observed or performed by Tenant.
33. Signage.
     (a) Tenant may, at Tenant’s expense (subject to the Allowance), install its sign with the characters “ev3” and Tenant’s corporate logo (Sign) on the sign band of the Building as shown on the attached Signage Plan (denoted as “Wall 1”). The installation of the Sign shall be subject to: (a) Tenant first obtaining all necessary approvals from the City of Plymouth, Minnesota and of any other governmental authorities having jurisdiction and (b) Landlord’s supervision and prior approval of material, design and size and method of installation. Tenant shall maintain the Sign in first class condition. Landlord shall not unreasonably withhold any approval or consent which may be required to facilitate the installation of the Sign in accordance with this Section, provided such installation does not interfere with the rights of other tenants of the Building. Tenant shall remove the Sign and restore the area of the Building on which the Sign was installed to its condition existing prior to such installation: (x) if Tenant fails to install or maintain the Sign in accordance with this Section, (y) if Tenant named herein at any time occupies less than 75 percent of the Premises or Tenant assigns this Lease other than to an entity that also acquires a license or other right to use the name “ev3”, or (z) at the Termination Date or earlier expiration of the Term. If Tenant fails to remove the Sign as required by this Section, Landlord shall remove the Sign, and the cost of such removal, including the costs of restoration and storage, shall be paid by Tenant within 10 days of Landlord’s demand. All costs related to approval, installation, maintenance and removal of the Sign and costs of restoration shall be at Tenant’s expense.
     (b) Landlord shall, at Tenant’s expense (subject to the Allowance), install Tenant’s name on the monument sign outside the Building and on the directory signs in the Building lobby and at the entrance to the Premises in accordance with building standard signage.
34. Amenities.
     (a) The Building contains a conference room and fitness center (including locker rooms, showers and related amenities) on the first level of the Building. The conference room and fitness center will be available for use by tenants of the Building, at no additional charge (except for clean-up and special services as required in the conference room), to the extent that they continue to be operated and maintained by Landlord. Use of the conference room shall be coordinated by the Building Manager and both the conference room and fitness center are subject to rules and regulations established by Landlord therefor.
     (b) The Building also contains a cafeteria on the first level of the Building for the use by tenants of the Building. Landlord shall use commercially reasonable efforts to retain a competent third-party vendor to operate the cafeteria during breakfast and lunch hours on business days (Monday through Friday only).

EXPENSE ESCALATION
EXPENSE CONTRIBUTION
Escalation. The Base Rent does not include any amount reflecting taxes on the Land, the Building and other improvements on the Land (collectively the Property) or the cost of operations and maintenance of the Property. In order that the Rent payable throughout the Term shall reflect any such taxes and cost, the parties agree as follows:
1. Definitions.
     (a) Real Estate Taxes: (1) all general and special taxes, assessments (provided that special assessments shall be treated as though paid over the longest available statutory period if such installments may be paid without commercially unreasonable interest), duties and levies, if any, payable (adjusted after protest or litigation, if any) for any part of the Term, exclusive of penalties or discounts, on the Property; (2) any service, user or license fees or taxes, or any taxes which shall be levied on the rentals of the Building in addition to or in lieu of any of the foregoing in whole or in part; and (3) the reasonable expenses of contesting the amount or validity of any such taxes, charges or assessments, such expense to be applicable to the period of the item contested. Real Estate Taxes shall not be deemed to include (A) any state, local, federal, personal or corporate income tax measured by the income of Landlord, (B) any estate or inheritance taxes, (C) any franchise, gift, registration (mortgage or conveyance), succession or transfer tax, (D) interest, late charges and penalties on taxes resulting from Landlord’s failure to pay taxes, (E) taxes or assessments levied against the Property which are attributable to the expansion of the Building or Land or a correction of construction defects in the Building (unless such improvements or facilities or changes to the Building or Land are requested by Tenant or generally benefit all tenants of the Building), or (F) those taxes collected by Landlord under Section 32(k), provided, however, that if, because of any change in the taxation of real estate, any other tax or assessment, however denominated (including any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax), is imposed upon the Property, the owner thereof, or the occupancy, rents or income derived therefrom, in substitution for any of the Real Estate Taxes, then such other tax or assessment to the extent substituted shall be included in Real Estate Taxes for purposes hereof (assuming that the Property is Landlord’s sole asset and the income therefrom is Landlord’s sole income). Landlord shall also exclude from Real Estate Taxes any taxes or assessments attributable to the inventory, furniture, trade fixtures, apparatus, and other improvements, fixtures, equipment, or personal property of other tenants or occupants of the Property.
     (b) Operating Expenses: all expenses paid or incurred by Landlord or on Landlord’s behalf in respect of the management, repair, operation and maintenance of the Property, including: (1) utilities; (2) rent, casualty, liability and fidelity insurance; (3) cleaning, snow and ice removal, and security services; (4) landscaping; (5) the annual cost, amortized (with interest) over the useful life thereof, of alterations and improvements to the Property made by reason of the Laws or the requirements of insurance bodies enacted after the date of this Lease or new or changed interpretations of Laws or requirements existing as of the date hereof; (6) commercially competitive management fees or, if an independent property manager is not employed by Landlord, a sum which is not in excess of the then prevailing rates for management fees of other comparable buildings in the area in which the Building is located; (7) capital improvements, replacements or additions to the Property made during the Term which Landlord reasonably projects will reduce Operating Expenses, but only to the extent of the projected reduction for each relevant calendar year; (8) reasonable and customary administrative expenses; (9) intentionally omitted; and (10) all other charges properly allocable to the repair, operation and maintenance of the Building in accordance with generally accepted accounting principles. Operating Expenses shall not include expenses for any capital repairs, replacements or improvements (except as provided above); depreciation; expenses (other than Operating Expenses) for which Landlord is reimbursed; brokerage commissions, advertising expenses and expenses of renovating space incurred in procuring new tenants (including tenant improvement allowances and costs incurred by Landlord in completing tenant improvements); interest on and amortization of debts; rent, additional rent, or any other charges payable under any ground lease or other lease superior to this Lease; any cost or expense representing an amount paid to a related or affiliated person or entity which is in excess of the amount which would be paid in the absence of such relationship; income, profit, estate, use, occupancy, gross receipt, rental, succession, inheritance, transfer, franchise, capital stock or similar taxes imposed upon Landlord or in connection with the Land and/or the Building; Real Estate Taxes; interest, fines, penalties or other costs to the extent due by reason of the late payment of Taxes or other charges; any costs and professional fees incurred by Landlord in connection with the Building and arising out of negotiations or disputes with other tenants, prospective tenants, other occupants of the Building or mortgagees; the costs of repair or replacement arising out of damage due to fire or other casualty (except to the extent of any commercially reasonable deductible); and costs and expenses, including fines, penalties and interest, due to a violation by Landlord of any Law; costs or expenses associated with Hazardous Materials that are considered hazardous as of the date of this Lease (provided that the cost of removing materials determined to be hazardous after the date of this Lease may be included provided they are amortized over a reasonable period of not less than 7 years), except those costs or expenses customarily incurred in the normal operations of an office building; contributions to capital reserves; expenses for the replacement of any item otherwise includable in Operating Expenses to the extent covered under warranty; expenses for any item or service which Tenant pays directly to a third party or separately reimburses Landlord (but nevertheless subject to Section 1(c) below); the cost of any work or services performed for any tenant of the Building (including Tenant), whether at the expense of Landlord or Landlord’s affiliates or such tenant, to the extent that such work or services is materially in excess of the work or services which Landlord or Landlord’s affiliates furnish or are required to furnish Tenant under this Lease or otherwise; costs of sculptures, paintings, and other objects of art; compensation paid to persons for operating commercial concessions of, or under license from, Landlord at the Building; the cost (including attorneys’ fees and disbursements) of any judgment, settlement or arbitration award resulting from any tort liability of Landlord; the cost of installing, operating and maintaining any specialty service such as an observatory, broadcasting facility, private luncheon, athletic or recreational club; lease payments for rented equipment, the cost of which would constitute a capital expenditure which is not includable as an Operating Expense if such equipment were purchased; any accrued and unfunded pension or other benefits of any personnel; any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or any affiliate of Landlord; costs associated with the operation of the business of the legal entity that constitutes Landlord, as the same are separate and apart from the costs of the operation, maintenance, repair and tenant services of the Building, including, without limitation, the legal entity formation, internal accounting and internal legal matters; the cost of any additions to the size of the Building; bad debt or rent loss reserves; charitable contributions, the cost of off-site personnel and any on-site personnel above the level of building manager or superintendent, and any overtime utility charges for utilities provided for the benefit of other tenants.
     (c) If during any calendar year the Building is not fully occupied or if any tenant of the Building (other than Tenant) furnishes to itself any services which would otherwise have been furnished by Landlord, Operating Expenses shall be adjusted at the expiration of each calendar year as if the Building were 95 percent occupied during the entire year and as if Landlord had furnished such services. “Fully occupied” shall be defined as occupancy of 95 percent or more of the rentable area of the Building.
2. Total Expenses.
     Tenant shall pay Landlord an amount equal to Tenant’s Proportionate Share of the sum of the Real Estate Taxes and the Operating Expenses for each calendar year during the Term (the sum is referred to as the Total Expenses). Tenant’s Proportionate Share of the Total Expenses shall be prorated as necessary for the first and last calendar years of the Term if the Commencement Date or Termination Date are other than the first or last day of the year, respectively.
3. Current Payments and Adjustment.
     (a) In order to provide for current payments on account of Total Expenses Tenant shall pay as additional rent, together with Monthly Installments of Base Rent, an amount equal to Tenant’s Proportionate Share of the Total Expenses due for the ensuing 12 months (as reasonably estimated by Landlord from time to time) in 12 equal monthly installments commencing on the first day of the month following the month in which Landlord notifies Tenant of the amount.
     (b) On or before April 1 of each calendar year (or as soon thereafter as is practical), Landlord shall deliver to Tenant a statement (certified by an officer of Landlord) of Tenant’s Proportionate Share of the Total Expenses for the preceding calendar year. If Tenant’s Proportionate Share of the actual Total Expenses for the previous calendar year exceeds the aggregate of the estimated monthly payments made by Tenant for that year, Tenant shall within 30 days of receipt of the statement, pay Landlord such excess as additional rent. If the aggregate exceeds Tenant’s Proportionate

Share of the actual Total Expenses, then Landlord shall credit against Tenant’s next ensuing monthly installment or installments of the Rent an amount equal to the difference until the credit is exhausted.
4. Termination.
     (a) Landlord may at any time after the end of the Term give Tenant notice of Landlord’s reasonable estimate of Tenant’s Proportionate Share of the Total Expenses for the calendar year in which the Term ends. Tenant shall within 30 days after receipt of such notice pay Landlord the amount specified. Adjustments shall thereafter be made in accordance with this Section.
     (b) If a credit is due from Landlord at the end of the Term or at the time of adjustment, Tenant shall be entitled to receive the amount of the credit in the form of payment from Landlord within 30 days after the amount of the credit is determined, provided that Landlord may, in lieu of such payment, apply the credit against any Rent which is due but not paid on that date. No interest or penalties shall accrue on any amounts which Landlord is obliged to credit or pay to Tenant by reason of this Rider, provided that if such payment is not paid when it is due, Landlord shall pay Tenant interest on the amount due from its due date until paid at the lesser of 12 percent per annum or the maximum rate which Tenant may lawfully charge Landlord.
5. Statements.
     Each statement given by Landlord pursuant to this Rider shall be conclusive and binding upon Tenant unless within 12 months after receipt of the statement Tenant shall notify Landlord that it disputes the correctness of the statement, specifying the particular respects in which it is claimed to be incorrect. Pending resolution of the dispute, Tenant shall pay additional Rent in accordance with the statement but such payment shall be without prejudice to Tenant’s position. If the dispute is determined in Tenant’s favor, Landlord shall within 30 days credit or pay to Tenant the amount of Tenant’s overpayment of additional Rent resulting from compliance with Landlord’s statement. If resolution of the dispute indicates that Tenant underpaid, Tenant shall within 30 days pay Landlord the amount of such underpayment (no interest shall be due thereon, provided Tenant paid all additional Rent due in accordance with this Rider). Landlord shall grant Tenant reasonable access to Landlord’s books and records for the purpose of verifying the Total Expenses. Upon Landlord’s receipt of Tenant’s notice disputing the correctness of a statement, Landlord and Tenant shall select a nationally recognized, independent public accounting firm experienced in auditing operating expenses, mutually agreed upon by both parties, to verify Landlord’s statement. If the resolution of the dispute indicates that Landlord overstated Total Expenses by 4 percent or more, then the cost of the verification by the accounting firm shall be at Landlord’s expense. If the resolution of the dispute indicates that Landlord overstated Total Expenses by less than 4 percent, then the cost of the verification by the accounting firm shall be at Tenant’s expense.

RULES AND REGULATIONS
     1. The sidewalks, entrances, passages, courts or stairways of the Building shall not be obstructed or used for any purpose other than ingress and egress to and from the tenant’s premises.
     2. Nothing shall be attached to the outside walls or windows of the Building. No curtains, blinds, shades, or screens shall be used in connection with any exterior window or door of the tenant’s premises, except as Landlord designates as Building standard.
     3. No sign, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the outside, or inside if visible from the outside, of the tenant’s premises or the Building without the prior consent of Landlord.
     4. The restrooms and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed. Except for janitorial and office supplies used by Tenant in the ordinary course of business in the Premises and used, stored and disposed of in accordance with all Laws, no tenant shall bring or keep any inflammable, combustible, explosive or hazardous fluid, material, chemical or substance in or about the tenant’s premises without Landlord’s prior consent.
     5. Except for customary and usual office decorative purposes consistent with a first-class office facility, no tenant shall mark, paint, nail, tape or drill into any part of the Building except the premises. No tenant shall install any resilient tile or similar floor covering in the tenant’s premises except in a manner approved by Landlord.
     6. No bicycles, vehicles or animals of any kind shall be brought into the tenant’s premises (except as may be required by handicapped persons). No cooking shall be done or permitted in the Building by any tenant without the approval of Landlord, except as is customary for general office purposes (such as the use of microwave ovens and coffee machines). No tenant shall cause any unusual or objectionable odors to emanate from the tenant’s premises.
     7. No tenant shall create, or permit to be created, any nuisance, or interfere with other tenants or occupants of the Building or neighboring buildings or premises.
     8. No additional locks or bolts of any kind shall be placed upon any of the doors or windows, nor shall any changes be made in locks or the mechanism thereof. Each tenant shall, upon the termination of its tenancy, deliver to Landlord all keys of stores, offices and restrooms obtained by such tenant.
     9. Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s reasonable opinion, depicts the Building (by name, word, photograph, sketch or the like) in an unfavorable manner.
     10. If the tenant’s premises become infested with vermin, such tenant, at its sole cost and expense, shall cause its premises to be exterminated, from time to time, to the satisfaction of Landlord, and shall employ such exterminators therefor as shall be approved by Landlord.
     11. No premises shall be used, or permitted to be used for lodging or sleeping, or for any illegal purpose.
     12. The requirements of tenants will be attended to only upon application at the office of the Building Manager. Building employees shall not be required to perform any work outside of their regular duties, unless under specific instructions from the office of Building Manager.
     13. Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate in seeking their prevention.

     14. In the delivery or receipt of merchandise, freight or other matter, only hand trucks or other means of conveyance equipped with rubber tires, rubber side guards and such other safeguards as Landlord may require shall be used.
     15. With respect to work being performed by a tenant in its premises with the approval of Landlord, the tenant shall refer all contractors, contractors’ representatives and installation technicians to the Building Manager for its supervision, approval and control prior to the performance of any work or services. This provision shall apply to all work performed in the Building including installation of telephones, electrical devices and attachments.
     16. Each tenant and all of Tenant’s Representatives shall observe and comply with the driving and parking signs and markers on the Land and Landlord shall not be responsible for any damage to any vehicle towed because of noncompliance with parking regulations.
     17. No radio or television antenna, loudspeaker, music system or other device shall be installed on the roof or exterior walls of the Building or on common walls with adjacent tenants.
     18. No material shall be placed in the trash boxes or receptacles in the Building unless such material may be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage and will not result in a violation of any Laws governing such disposal. All garbage and refuse disposal shall be made only through entryways provided for such purposes and at such times as Landlord shall designate.
     19. If the Building is equipped with elevators, at least one elevator shall remain in service at all times. Landlord may designate a specific elevator for use as a service elevator.
     20. Intentionally omitted.
     21. If Tenant requires climate control at any time after Normal Business Hours, Landlord shall use reasonable efforts to furnish such service upon reasonable notice from Tenant, and Tenant shall pay Landlord’s charges therefor on demand (subject to the Lease).
     22. No vending machines of any kind shall be installed in the tenant’s premises, except by Landlord upon the tenant’s request. Only Landlord may install vending machines in the Building and Landlord shall receive all of the revenue derived therefrom; provided, however, upon notice to Landlord, Tenant may install coffee, soft drink, sandwich and snack vending machines in the Premises primarily for the use and benefit of Tenant’s employees, and Tenant may receive all of the revenue derived therefrom.
     23. Smoking is prohibited within the Building (including all tenant premises, entrances, restrooms, hallways, elevators, stairwells and conference rooms) and outside the Building around all Building entrances. Smoking is permitted only in designated areas on the Land.